Free Writing Prospectus Legend

The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Countrywide Securities Corporation, PNC Capital Markets
LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the
"Underwriters") are soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantantively similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

o    disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

o    disclaimers of responsibility or liability;

o    statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

o    language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

o    statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

o    a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.

MLCFC06-3: RED

Pd    Wac for Book
---   ------------
  1     6.1014000
  2     6.3049700
  3     6.1013700
  4     6.1013500
  5     6.1013400
  6     6.1014900
  7     6.3048800
  8     6.1012900
  9     6.3048500
 10     6.1012600
 11     6.3048200
 12     6.3048000
 13     6.1012100
 14     6.3047600
 15     6.1011700
 16     6.3047200
 17     6.1011300
 18     6.1011800
 19     6.3046600
 20     6.1010800
 21     6.3046300
 22     6.1010500
 23     6.3046000
 24     6.3045900
 25     6.1010100
 26     6.3045600
 27     6.1009800
 28     6.1009700
 29     6.1009800
 30     6.1012700
 31     6.3045600
 32     6.1010000
 33     6.3045700
 34     6.1010200
 35     6.3046000
 36     6.3046100
 37     6.1010300
 38     6.3045800
 39     6.1010100
 40     6.1009900
 41     6.1009800
 42     6.1013800
 43     6.3045000
 44     6.1009300
 45     6.3044700
 46     6.1009000
 47     6.3044400
 48     6.3044300
 49     6.1008600
 50     6.3044000
 51     6.1008400
 52     6.1008200
 53     6.1008100
 54     6.1012500
 55     6.3043100
 56     6.1007600
 57     6.3042800
 58     6.1007300
 59     6.3042500
 60     6.3023800
 61     6.1182800
 62     6.3223200
 63     6.1182700
 64     6.3223100
 65     6.1182600
 66     6.1184700
 67     6.3222900
 68     6.1182500
 69     6.3222700
 70     6.1182300
 71     6.3222600
 72     6.3222500
 73     6.1182200
 74     6.3222400
 75     6.1182100
 76     6.1182000
 77     6.1181900
 78     6.1188900
 79     6.3221900
 80     6.1180200
 81     6.3220100
 82     6.1177900
 83     6.3217800
 84     6.3197600
 85     6.1158400
 86     6.3197300
 87     6.1158200
 88     6.1158100
 89     6.1158000
 90     6.1165500
 91     6.3196700
 92     6.1157600
 93     6.3196400
 94     6.1157400
 95     6.3196200
 96     6.3196100
 97     6.1157100
 98     6.3195800
 99     6.1156800
100     6.1156700
101     6.1156600
102     6.1164800
103     6.3195000
104     6.1156100
105     6.3194700
106     6.1155900
107     6.3194400
108     6.3194300
109     6.1188800
110     6.3228600
111     6.1188500
112     6.3447600
113     6.1409600
114     6.1478100
115     6.3502200
116     6.1453600
117     6.3190100
118     6.1529700
119     6.3576100
120     6.3096300

MLCFC 2006-3                  STRUCTURAL TERM SHEET                    9/18/2006

                                   MLCFC 06-3

MLCFC 06-3 RED

XP BALANCE SCHEDULE

        A1           A2          A3          A1A          ASB           A4           AM           AJ           B           C
    ----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------  ----------  ----------

 6  62,659,000  163,000,000  34,000,000  343,664,000  118,000,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
12  58,826,000  163,000,000  34,000,000  343,142,000  118,000,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
18  10,518,000  163,000,000  34,000,000  335,222,000  118,000,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
24          --  126,442,000  34,000,000  327,504,000  118,000,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
30          --   79,241,000  34,000,000  319,733,000  118,000,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
36          --   33,320,000  34,000,000  312,258,000  118,000,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
42          --           --  20,860,000  304,650,000  118,000,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
48          --           --          --  297,325,000   94,178,000  971,780,000  242,502,000  190,971,000  48,500,000  18,188,000
54          --           --          --  290,042,000           --  900,467,000  242,502,000  190,971,000  48,500,000  18,188,000
60          --           --          --  264,701,000           --  843,290,000  242,502,000  190,971,000  48,500,000  18,188,000
66          --           --          --  258,153,000           --  802,916,000  242,502,000  190,971,000  48,500,000  18,188,000
72          --           --          --  251,862,000           --  764,101,000  242,502,000  190,971,000  48,500,000  18,188,000
78          --           --          --  245,652,000           --  725,930,000  242,502,000  190,971,000  48,500,000  18,188,000
84          --           --          --  239,715,000           --  646,022,000  242,502,000  190,971,000  48,500,000  18,188,000
90          --           --          --  233,854,000           --  610,790,000  242,502,000  190,971,000  48,500,000  15,611,000
96          --           --          --  228,248,000           --  577,167,000  242,502,000  190,971,000  48,500,000   3,034,000

         D           E           F           G           H           J          K          L
    ----------  ----------  ----------  ----------  ----------  ----------  ---------  ---------

 6  48,500,000  21,219,000  36,375,000  24,251,000  21,219,000  12,125,000  6,062,000  9,094,000  2,372,109,000   6
12  48,500,000  21,219,000  36,375,000  24,251,000  21,219,000  12,125,000  6,062,000  9,094,000  2,367,754,000  12
18  48,500,000  21,219,000  36,375,000  24,251,000  21,219,000  12,125,000  6,062,000  9,094,000  2,311,526,000  18
24  48,500,000  21,219,000  36,375,000  24,251,000  21,219,000  12,125,000  6,062,000  9,094,000  2,256,732,000  24
30  48,500,000  21,219,000  36,375,000  24,251,000  21,219,000  11,461,000         --         --  2,185,940,000  30
36  48,500,000  21,219,000  36,375,000  24,251,000  12,613,000          --         --         --  2,112,477,000  36
42  48,500,000  21,219,000  36,375,000  17,458,000          --          --         --         --  2,039,003,000  42
48  48,500,000  21,219,000  35,078,000          --          --          --         --         --  1,968,241,000  48
54  48,500,000  21,219,000  16,962,000          --          --          --         --         --  1,777,351,000  54
60  48,500,000  20,710,000          --          --          --          --         --         --  1,677,362,000  60
66  48,500,000   5,154,000          --          --          --          --         --         --  1,614,884,000  66
72  38,652,000          --          --          --          --          --         --         --  1,554,776,000  72
78  24,287,000          --          --          --          --          --         --         --  1,496,030,000  78
84  10,528,000          --          --          --          --          --         --         --  1,396,426,000  84
90          --          --          --          --          --          --         --         --  1,342,228,000  90
96          --          --          --          --          --          --         --         --  1,290,422,000  96
                                                                                                             --
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IO Prepay Penalties:   15% to XP   85% to XC